NEW RELIC, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED MAY 6, 2015
EFFECTIVE APRIL 1, 2015
AMENDED EFFECTIVE AUGUST 23, 2017

Each member of the Board of Directors (the “Board”) of New Relic, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.
The Director Compensation Policy will be effective as of April 1, 2015 (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. Any member of the Board that becomes a Non-Employee Director shall be eligible for the compensation described in this Director Compensation Policy immediately following the date that such member becomes a Non-Employee Director (the “Compensation Commencement Date”).

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation
Each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:
a.    All Non-Employee Directors: $30,000

2.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $3,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.    Chairman of the Audit Committee: $20,000
b.    Chairman of the Compensation Committee: $15,000
c.    Chairman of the Nominating and Corporate Governance Committee: $6,000

In lieu of cash, and prior to the start of each fiscal year, a Non-Employee Director may elect to receive 100% of the annual cash compensation set forth herein for that next fiscal year as restricted stock units (“RSUs”) under Company’s 2014 Equity Incentive Plan or any successor equity incentive plan (the “Plan”) with an RSU Value (as defined below) equal to the projected annual cash compensation for such Non-Employee Director for the fiscal year based on Board and committee membership as of the first day of such fiscal year (the “Optional RSU Grant”).

The grant date for the Optional RSU Grant will be the April 15 first occurring after the start of a fiscal year, provided, however, that if such date is not a trading day on the New York Stock Exchange (e.g., a weekend or holiday), then the grant date shall be the next trading date. The vesting commencement date for each Optional RSU Grant will be the May 15 first occurring after the start of a fiscal year. Each Optional RSU Grant will vest with respect to 1/4th of the total number of units on each quarterly anniversary of the vesting commencement date for such Optional RSU Grant, subject to the Non-Employee Director’s “Continuous Service” on each applicable vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a “Change of Control” (as defined in the Plan).

In the event a Non-Employee Director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new committee membership or role), such Non-Employee Director will be entitled to receive the difference paid in cash pursuant to the terms above. There would be no effect upon the Optional RSU Grant in the event a Non-Employee Director maintains Continuous Service but would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant (either as a result of a decrease in the cash compensation amounts approved by the Board or a decreased committee membership or role).

Equity Compensation
Equity awards will be granted under the Plan. All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a)Automatic Equity Grants.
(i)    Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the Compensation Commencement Date, be granted (A) a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value (as defined below) of $80,000 (the “Initial Option Grant”) and (B) RSUs with an RSU Value of $80,000 (the “Initial RSU Grant” and, together with the Initial Option Grant, the “Initial Grants”), multiplied by a fraction, the numerator of which is the number of days that will elapse between the Non-Employee Director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent Annual Grants (as defined below) and the denominator of which is 365. Each Initial Option Grant and Initial RSU Grant will vest on August 15th of the calendar year following the year in which the Company’s most recent Annual Grants were made, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through such date.
(ii)    Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the Compensation Commencement Date, each person who is then a Non-Employee Director will automatically be granted (A) a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $80,000 (the “Annual Option Grant”) and (B) RSUs with an RSU Value of $80,000 (the “Annual RSU Grant” and, together with the Annual Option Grant, the “Annual Grants”). Each Annual Grant will vest on August 15th of the calendar year following the year in which such Annual Grants are made, subject to the Non-Employee Director’s Continuous Service through such date.
(b)    Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change of Control, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.
(c)    Calculation of Option Value and Value of a Restricted Stock Unit Award. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The “RSU Value” of an RSU award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date.
(d)    Remaining Terms. The remaining terms and conditions of each stock option or RSU, including transferability, will be as set forth in the Company’s standard Option Agreement or form of RSU Award Agreement, as applicable, in each case in the form adopted from time to time by the Board.
Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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